Exhibit 21.1

SUBSIDIARIES OF SIRIUSPOINT LTD. (as of December 31, 2025)

Subsidiary	Jurisdiction of Organization
Akeso Care Management, Inc.	Indiana
ALC Health (Hong Kong) LTD.	Hong Kong
Alstead Reinsurance Ltd.	Bermuda
Gate's Bay Services Limited	United Kingdom
Global Response Limited	United Kingdom
IMG CANADA INSURANCE SERVICES LTD.	Canada
IMG Europe AB	Sweden
IMG Europe Ltd.	United Kingdom
International Medical Administrators, Inc.	Nebraska
International Medical Group Holdings Limited	United Kingdom
International Medical Group Limited	United Kingdom
International Medical Group, Inc.	Indiana
iTravelInsured, Inc.	Indiana
Oakwood Insurance Company	Tennessee
S.I. Holdings (Luxembourg) S.á r.l	Luxembourg
Sirius Acquisitions Holding Company	Delaware
Sirius Global Services LLC	Delaware
Sirius Group International S.á r.l	Luxembourg
Sirius Insurance Holding Sweden AB	Sweden
Sirius International Corporate Member Limited	United Kingdom
Sirius International Managing Agency Limited	United Kingdom
Sirius International UK Holdings II Ltd	United Kingdom
Sirius Re Holdings, Inc.	Delaware
SiriusPoint America Insurance Company	New York
SiriusPoint Bermuda Insurance Company Ltd.	Bermuda
SiriusPoint International Advisory Zurich LLC	Switzerland
SiriusPoint International Insurance Corporation (publ)	Sweden
SiriusPoint Specialty Insurance Corporation	New Hampshire
White Sands Holdings (Luxembourg) S.á r.l	Luxembourg